EXHIBIT 10.1

AMENDMENT OF EMPLOYMENT AGREEMENT

This AMENDMENT OF EMPLOYMENT AGREEMENT entered into by and between U.S. Bancorp, a Delaware corporation (the “Company”) and Jerry A. Grundhofer (the “Executive”), is entered into effective January 1, 2003.

RECITALS

WHEREAS, the Company and the Executive entered into that certain Employment Agreement effective October 16, 2001; and

WHEREAS, the parties desire to amend such Employment Agreement.

AMENDMENT

NOW THEREFORE, it is agreed:

1.	Section 4(b)(v)(B)(b) is deleted in its entirety and replaced as follows:

“For purposes of determining the Executive’s supplemental pension benefit under the NQRP, the amount of the Annual Bonus used in computing his Final Average Monthly Earnings under such plan shall be the greater of (i) the average during the applicable five year period of 175% of the Executive’s Annual Base Salary, or (ii) the average Annual Bonus actually earned by the Executive during the applicable five year period; provided, however, for the Annual Bonus earned for each of the calendar years commencing in 2003 (and paid in 2004) and thereafter, not more than 175% of the Executive’s Annual Base Salary shall be taken into account; provided further, that if the Executive shall terminate employment with the Company prior to December 31, 2006 for any reason, other than (1) a termination by the Company without Cause, (2) due to his Disability, (3) a termination by the Executive for Good Reason or (4) due to his death, then the amount determined under clause (i) shall be the average during the applicable five year period of 175% of the Executive’s Annual Base Salary per year for the calendar years commencing 2002 through the date of such termination and 100% of the Executive’s Annual Base Salary per year for calendar years prior to 2002; and”

2.	In all other respects, the Employment Agreement is approved, ratified and continued, as amended hereby.

3.	This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

JERRY A. GRUNDHOFER

/s/ JERRY A. GRUNDHOFER

Date: July 28, 2004

U.S. BANCORP

By:	/s/ DAVID B. O’MALEY

Chairman, Compensation Committee of
Board of Directors
Date: 7/28/04

U.S. Bancorp